Exhibit 99.1

NEWS

FOR RELEASE: 7:00 a.m. CT, Tuesday, August 8, 2006

Charter Reports Second-Quarter 2006
Financial and Operating Results

St. Louis, MO - August 8, 2006 - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today reported its second-quarter 2006 financial results.

“We are pleased with the results for the second quarter, which reflect continued momentum and visible improvements in the operating metrics that drive our business,” said Neil Smit, president and chief executive officer. “We are keenly focused on disciplined, targeted marketing and operational execution aimed at delivering profitable revenue growth. While there is still a lot of work to be done, I believe that we’re building a solid foundation for growth,” Smit said.

Highlights

•	Second-quarter revenues from continuing and discontinued operations grew 8.7% year over year.

•
Quarterly adjusted EBITDA from continuing and discontinued operations increased 4.2% compared to the second quarter of 2005. (Adjusted EBITDA is defined in the “Use of Non-GAAP Financial Metrics” section and is reconciled to net cash flows from operating activities in the addendum of this news release.)

•	Revenue generating units (RGUs) increased by 104,000, compared to the 5,600 RGUs added in the second quarter of 2005.

•	Net gains improved on all product lines compared to the second quarter of 2005, and total average monthly revenue per analog video customer increased 10.0% year over year.

•	Telephone customers climbed to 257,600 as of June 30, 2006, up 35% from March 31, 2006. Phone service availability grew to approximately 4.7 million homes as of June 30, 2006.

•	In July 2006, Charter completed the sale of certain geographically non-strategic systems for net proceeds of approximately $896 million.

     The operating results of certain systems sold in July 2006 have been removed from continuing operations and placed in discontinued operations. All customer metrics in this release include all systems owned during the period, including those accounted for as discontinued operations, unless otherwise stated. (See “Discontinued Operations” section for further information.)

Operating Results

Charter’s consistent focus on targeted marketing and improved service levels continued to drive RGU growth. Charter added a net 104,000 RGUs during the second quarter, a significant increase over second-quarter 2005 additions. Net gain improvements in every customer category contributed to overall RGU growth as compared to the year-ago quarter.

▪	Telephone customers increased by approximately 66,500, compared with a net gain of 12,500 customers in the year-ago quarter.
▪	High-speed Internet (HSI) customers increased by approximately 52,700, compared with a net gain of 43,800 customers in the second quarter of 2005.
▪	Digital video customers increased by approximately 22,600, compared with a net loss of 9,000 customers a year ago.
▪	Analog video customers decreased by approximately 37,800, compared with a net loss of 41,700 customers in the second quarter of 2005.

As of June 30, 2006, Charter served approximately 11,397,800 RGUs, comprised of 5,876,100 analog video, 2,889,000 digital video, 2,375,100 HSI, and 257,600 telephone customers.

Total average monthly revenue per analog video customer increased 10.0% for the second quarter of 2006, compared to the same period in 2005, and churn declined compared to the year ago quarter. Continued improvements in average revenue and churn resulted from Charter’s bundled offers and marketing efforts to add high-quality customers.

Strong telephone growth continued, with total customers increasing 35% since the first quarter of 2006. During the second quarter, Charter made telephone service available to nearly 750,000 additional homes, bringing total homes passed with telephone service to approximately 4.7 million as of June 30, 2006. The Company remains on track to make the service available to between 6 million and 8 million homes by year-end 2006. In markets where telephone service is available, Charter continues to experience lower customer churn, increased revenue per analog video customer, and improved customer satisfaction, as customers take advantage of Charter’s bundled product offerings.

Second-Quarter Financial Results

Second-quarter 2006 revenues from continuing operations increased 9.2%, up $117 million year over year, to $1.383 billion, resulting from both a larger customer base versus prior year, and increases in average revenue per customer. High Speed Internet revenues increased 19.7%, up $43 million year over year, and telephone revenues more than tripled to $29 million from $8 million in the second quarter of 2005. Commercial revenues increased 15.2%, up $10 million year over year, and advertising sales revenues increased 8.2%, or $6 million, year over year. Video revenues increased 3.9%, up $32 million year over year.

Second-quarter 2006 operating costs and expenses from continuing operations increased $95 million, or 12.0%, to $887 million, reflecting Charter’s expenditures to support higher rates of customer growth and retention, as well as added expenses arising from higher programming costs associated with annual rate increases and higher customer volumes.

Operating income from continuing operations increased by $46 million year over year, to $146 million for the second quarter of 2006. Revenue growth exceeded operating cost growth during the period by $22 million, and depreciation and amortization expenses declined by $24 million year over year.

Net loss applicable to common stock and loss per common share for the second quarter of 2006 were $382 million and $1.20, respectively. For the second quarter of 2005, Charter reported net loss applicable to common stock and loss per common share of $356 million and $1.17, respectively. The increase in net loss applicable to common stock was primarily due to a $27 million loss on extinguishment of debt related to the credit facility refinancing in April 2006, a $24 million increase in interest expense, and a

$27 million increase in income tax expense. These expense increases were partially offset by the $46 million increase in operating income from continuing operations.

Year to Date Financial Results

For the six months ended June 30, 2006, total revenues from continuing operations increased by 8.9%, up $222 million, to $2.703 billion, resulting from both a larger number of customers and higher average revenue per customer. HSI revenues increased 19.1%, up $81 million, and telephone revenues more than tripled to $49 million from $14 million in the year ago period. Commercial revenues increased 16.4%, up $21 million year over year, and advertising sales revenues increased 8.9%, up $12 million year over year. Video revenues increased 3.8%, up $61 million year over year.

Operating costs and expenses from continuing operations for the six months ended June 30, 2006 increased by 13.0%, or $203 million, to $1.759 billion, reflecting costs to serve a greater number of customers, expenditures on customer service enhancements, increased marketing spending, and annual programming rate increases.

Operating income from continuing operations decreased by 2.8%, or $4 million, to $138 million for the first six months of 2006. Revenue growth exceeded operating cost growth during the period by $19 million, and depreciation and amortization expenses declined by $40 million year over year. These benefits were offset by a $60 million increase in asset impairment charges related to Charter’s asset sales to NewWave Communications and subsidiaries of Orange BroadBand Holding Company, LLC, and an $8 million increase in special charges primarily related to severance associated with closing call centers and divisional restructuring.

Net loss applicable to common stock and loss per common share for the six months ended June 30, 2006, were $841 million and $2.65, respectively. For the first six months of 2005, Charter reported net loss applicable to common stock and loss per common share of $709 million and $2.34, respectively. The increase in net loss applicable to common stock was primarily due to a $72 million increase in interest expense and a $35 million increase in loss on extinguishment of debt, primarily related to the credit facility refinancing in April 2006, along with the $4 million decrease in operating income from continuing operations.

Asset Sales

In 2006, the Company signed three separate definitive agreements to sell certain geographically non-strategic cable television systems serving approximately 356,000 analog video customers for a total of approximately $971 million. In July 2006, Charter completed the sales of systems in West Virginia and Virginia, serving approximately 239,700 analog video customers, to Cebridge Acquisition Co., LLC (the “Cebridge transaction”) and systems in Illinois and Kentucky, serving approximately 73,300 analog video customers, to NewWave Communications (the “NewWave transaction”).  The sale of systems in northern and southeastern Nevada, and in Colorado, New Mexico, and Utah, serving 43,000 analog video customers, to subsidiaries of Orange Broadband Holding Company, LLC (the “Orange transaction”) is scheduled to close in the third quarter of 2006.

Charter expects to record a gain on the sale related to the Cebridge transaction of approximately $200 million in the third quarter of 2006.

Assuming the sales of systems in July 2005, the Cebridge transaction, the New Wave transaction, the pending Orange sale, and the acquisition in January 2006 had occurred as of January 1, 2005, pro forma revenue and adjusted EBITDA growth for the second quarter of 2006 over the pro forma second quarter of 2005 would have been 9.1% and 4.7%, respectively. Pro forma for the three sales of systems announced in 2006, Charter served approximately 5,520,100 analog video, 2,730,000 digital video, 2,264,200 HSI, and 257,600 telephone customers as of June 30, 2006.

Discontinued Operations

The results of operations for the West Virginia and Virginia cable systems, which were sold to Cebridge in July 2006, have been presented as discontinued operations, net of tax, for the three and six months ended June 30, 2006 and 2005. Charter has determined that these systems comprise operations and cash flows that, for financial reporting purposes, meet the criteria for discontinued operations in accordance with Generally Accepted Accounting Principles (GAAP). Income from discontinued operations, net of tax, for the second quarter of 2006 and 2005, were $20 million and $4 million, respectively. Income from discontinued operations for the six months ended June 30, 2006 and 2005 were $34 million and $29 million, respectively.

Results for second quarter of 2006 versus 2005

Total revenues, including revenues from discontinued operations, were $1.438 billion, an 8.7% increase over second-quarter 2005 revenues of $1.323 billion. Adjusted EBITDA, including adjusted EBITDA from discontinued operations, for the second quarter of 2006 was $519 million, a 4.2% increase over second-quarter 2005 adjusted EBITDA of $498 million.

Results for six months ended June 30, 2006 and 2005

Total revenues for the six months ended June 30, 2006, including revenues from discontinued operations, were $2.812 billion, an 8.4% increase over revenue of $2.594 billion for the same year-ago period. Adjusted EBITDA, including adjusted EBITDA from discontinued operations, for the six months ended June 30, 2006 was $990 million, a 1.7% increase over adjusted EBITDA of $973 million for the same year-ago period.

Liquidity

The results presented in this section reflect the operation of all assets owned during the first six months of 2006, including the operations of West Virginia and Virginia cable systems.

Net cash flows used in operating activities for the second quarter of 2006 were $4 million, compared to net cash flows provided by operating activities of $28 million for the year-ago quarter. The change in net cash provided by operating activities is primarily the result of an increase in cash interest expense of $54 million, partially offset by the $21 million higher increase in revenue compared to the rise in operating costs and expenses.

Net cash flows provided by operating activities for the six months ended June 30, 2006 were $205 million, compared to $181 million for the year-ago period. The increase in net cash provided by operating activities is primarily the result of changes in operating assets and liabilities, which provided $107 million more cash in 2006 than in 2005, while revenue growth outpaced operating cost growth by $17 million. These variances were partially offset by an increase in cash interest expense of $99 million.

Adjusted EBITDA totaled $519 million for the second quarter of 2006, an increase of $21 million, or 4.2%, compared with the year-ago quarter. Adjusted EBITDA totaled $990 million for the six months ended June 30, 2006, an increase of $17 million, or 1.7%, compared with the year-ago period.

Expenditures for property, plant, and equipment for the second quarter of 2006 were $298 million, compared to second-quarter 2005 expenditures of $331 million. The decrease in capital expenditures reflects decreases in spending on support capital, line extensions, and customer premise equipment, partially offset by a year over year increase in spending for scalable infrastructure. For the six months ended June 30, 2006, capital expenditures were $539 million, compared to $542 million for the same year-ago period. Increases in spending on customer premise equipment and scalable infrastructure were offset by decreases in support capital and line extensions. During 2006, Charter expects capital expenditures to be approximately $1.0 billion - $1.1 billion.

Charter reported negative free cash flow of $219 million for the second quarter of 2006, flat with the same year-ago quarter. Growth in revenues in excess of operating costs and expenses, and decreased capital expenditures, were offset by increased interest on cash-pay obligations. For the six months ended June 30, 2006, Charter reported negative free cash flow of $405 million, compared to $326 million for the year-ago period. The increase was primarily driven by higher interest on cash-pay obligations, partially offset by revenue growth that exceeded growth in operating costs and expenses.

As of June 30, 2006, Charter had $19.860 billion in long-term debt and $56 million of cash on hand. Charter’s total potential availability under its credit facilities as of June 30, 2006 was approximately $900 million, none of which was limited by covenant restrictions. Pro forma for the asset sales that closed in July 2006, availability as of June 30, 2006 was approximately $1.7 billion, which was limited to $1.3 billion by covenant restrictions.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow, and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, loss on sale of assets, asset impairment charges, and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by the Company management and its Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure, as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant, without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $30 million and $33 million for the three months ended June 30, 2006 and 2005, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of June 30, 2006, Charter and its subsidiaries are in compliance with their debt covenants and expect to remain in compliance for the next 12 months.

Additional Information Available on Website

A reconciliation of results as reported to results including those reported as discontinued operations and to pro forma results can be found on the Investor Center of our website at www.charter.com in the “Other Financial Information” section. Pro forma income statements for the three and six months ended June 30, 2005 and 2006 and pro forma customer statistics are provided in the addendum of this news release.

Conference Call

The Company will host a conference call on Tuesday, August 8, 2006, at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on “About Us” at the top right of the page, then again on “Investor Center.” Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at (800) 642-1687 or (706) 645-9291 beginning two hours after completion of the call through midnight August 15, 2006. The passcode for the replay is 2366714.

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital® video entertainment programming, Charter High-Speed™ Internet access service, and Charter Telephone™ services. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

# # #

Contact:

Press:       Analysts:
Anita Lamont     Mary Jo Moehle
314/543-2215     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

▪	the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from

▪	operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;
▪	our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;
▪	our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;
▪	our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;
▪	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
▪	general business conditions, economic uncertainty or slowdown; and
▪	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

 All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$853	$821	3.9%	$1,684	$1,623	3.8%
High-speed Internet	261	218	19.7%	506	425	19.1%
Telephone	29	8	262.5%	49	14	250.0%
Advertising sales	79	73	8.2%	147	135	8.9%
Commercial	76	66	15.2%	149	128	16.4%
Other	85	80	6.3%	168	156	7.7%
Total revenues	1,383	1,266	9.2%	2,703	2,481	8.9%

COSTS AND EXPENSES:
Programming	379	336	12.8%	755	678	11.4%
Service	205	186	10.2%	408	356	14.6%
Advertising sales	27	24	12.5%	52	47	10.6%
General and administrative	233	216	7.9%	464	410	13.2%
Marketing	43	30	43.3%	80	65	23.1%
Operating costs and expenses	887	792	12.0%	1,759	1,556	13.0%

Depreciation and amortization	340	364		690	730
Asset impairment charges	-	8		99	39
Loss on sale of assets, net	-	-		-	4
Option compensation expense, net	3	4		7	8
Special charges, net	7	(2)		10	2

Operating income from continuing operations	146	100		138	142

OTHER INCOME AND (EXPENSES):
Interest expense, net	(475)	(451)		(943)	(871)
Gain (loss) on derivative instruments and hedging activities, net	3	(1)		11	26
Gain (loss) on extinguishment of debt	(27)	1		(27)	8
Other, net	3	17		6	15
	(496)	(434)		(953)	(822)

Loss from continuing operations before income taxes	(350)	(334)		(815)	(680)

Income tax expense	(52)	(25)		(60)	(56)

Loss from continuing operations	(402)	(359)		(875)	(736)

Income from discontinued operations, net of tax (a)	20	4		34	29

Net loss	(382)	(355)		(841)	(707)

Dividends on preferred stock - redeemable	-	(1)		-	(2)

Net loss applicable to common stock	$(382)	$(356)		$(841)	$(709)

LOSS PER COMMON SHARE, BASIC AND DILUTED:
Loss from continuing operations	$(1.27)	$(1.18)		$(2.76)	$(2.43)
Net loss	$(1.20)	$(1.17)		$(2.65)	$(2.34)

Weighted average common shares outstanding, basic and diluted	317,646,946	303,620,347		317,531,492	303,465,474

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE AND SHARE DATA)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005
	Pro Forma (a)	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$838	$807	3.8%	$1,655	$1,596	3.7%
High-speed Internet	257	216	19.0%	499	422	18.2%
Telephone	29	9	222.2%	49	17	188.2%
Advertising sales	78	72	8.3%	145	133	9.0%
Commercial	74	64	15.6%	145	125	16.0%
Other	84	79	6.3%	165	153	7.8%
Total revenues	1,360	1,247	9.1%	2,658	2,446	8.7%

COSTS AND EXPENSES:
Programming	372	330	12.7%	740	668	10.8%
Service	201	184	9.2%	400	352	13.6%
Advertising sales	27	24	12.5%	51	46	10.9%
General and administrative	230	213	8.0%	458	404	13.4%
Marketing	42	30	40.0%	79	64	23.4%
Operating costs and expenses	872	781	11.7%	1,728	1,534	12.6%

Adjusted EBITDA	488	466	4.7%	930	912	2.0%

Adjusted EBITDA margin	36%	37%		35%	37%

Depreciation and amortization	340	367		685	730
Loss on sale of assets, net	-	-		-	4
Option compensation expense, net	3	4		7	8
Special charges, net	7	(2)		10	2

Income from operations	138	97		228	168

OTHER INCOME AND (EXPENSES):
Interest expense, net	(459)	(444)		(917)	(860)
Gain on derivative instruments and hedging activities, net	3	(1)		11	26
Gain (loss) on extinguishment of debt	(27)	1		(27)	8
Other, net	3	17		6	15
	(480)	(427)		(927)	(811)

Loss before income taxes	(342)	(330)		(699)	(643)

Income tax expense	(51)	(25)		(79)	(55)

Net loss	(393)	(355)		(778)	(698)

Dividends on preferred stock - redeemable	-	(1)		-	(2)

Net loss applicable to common stock	$(393)	$(356)		$(778)	$(700)

Loss per common share, basic and diluted	$(1.24)	$(1.17)		$(2.45)	$(2.31)

Weighted average common shares outstanding, basic and diluted	317,646,946	303,620,347		317,531,492	303,465,474

(a) Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of systems in July 2005, July 2006 and the announced sale of systems scheduled to close in the third quarter of 2006 as if they occurred as of January 1, 2005 for all periods presented.

June 30, 2006. Pro forma revenues were reduced by $23 million and $45 million for the three and six months ended June 30, 2006, respectively. Pro forma net loss was increased by $11 million for the three months ended June 30, 2006 and reduced by $63 million for the six months ended June 30, 2006.

June 30, 2005. Pro forma revenues were reduced by $19 million and $35 million for the three and six months ended June 30, 2005, respectively. Pro forma net loss was reduced by $0 and $9 million for the three and six months ended June 30, 2005, respectively.

The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	June 30,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$56	$21
Accounts receivable, net of allowance for doubtful accounts	180	214
Prepaid expenses and other current assets	84	92
Assets held for sale	768	-
Total current assets	1,088	327

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,392	5,840
Franchises, net	9,280	9,826
Total investment in cable properties, net	14,672	15,666

OTHER NONCURRENT ASSETS:	385	438
Total assets	$16,145	$16,431

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,220	$1,191
Liabilities held for sale	20	-
Total current liabilities	1,240	1,191

LONG-TERM DEBT	19,860	19,388

NOTE PAYABLE - RELATED PARTY	53	49

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	547	517

MINORITY INTEREST	189	188

PREFERRED STOCK - REDEEMABLE	4	4

SHAREHOLDERS' DEFICIT	(5,762)	(4,920)
Total liabilities and shareholders' deficit	$16,145	$16,431

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Six Months Ended June 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(841)	$(707)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	698	759
Asset impairment charges	99	39
Noncash interest expense	87	114
Deferred income taxes	60	43
Loss on sale of assets, net	-	4
Option compensation expense, net	7	8
Gain on derivative instruments and hedging activities, net	(11)	(26)
Gain on extinguishment of debt	27	(14)
Other, net	(6)	(17)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	30	1
Prepaid expenses and other assets	29	-
Accounts payable, accrued expenses and other	26	(23)
Net cash flows from operating activities	205	181

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(539)	(542)
Change in accrued expenses related to capital expenditures	(9)	45
Proceeds from sale of assets	9	8
Purchase of cable system	(42)	-
Proceeds from investments	28	17
Other, net	-	(5)
Net cash flows from investing activities	(553)	(477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,830	635
Repayments of long-term debt	(5,858)	(946)
Proceeds from issuance of debt	440	-
Payments for debt issuance costs	(29)	(3)
Net cash flows from financing activities	383	(314)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	35	(610)
CASH AND CASH EQUIVALENTS, beginning of period	21	650
CASH AND CASH EQUIVALENTS, end of period	$56	$40

CASH PAID FOR INTEREST	$791	$744

NONCASH TRANSACTIONS:
Issuance of debt by Charter Communications Operating, LLC	$37	$333
Retirement of Renaissance Media Group LLC debt	$(37)	$-
Retirement of Charter Communications Holdings, LLC debt	$-	$(346)

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Approximate as of
	June 30,	March 31,	December 31,	June 30,
	2006 (a)	2006 (a)	2005 (a)	2005 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,600,300	5,640,200	5,616,300	5,683,400
Multi-dwelling (bulk) and commercial unit customers (c)	275,800	273,700	268,200	259,700
Total analog video customers (b) (c)	5,876,100	5,913,900	5,884,500	5,943,100

Non-video customers (b)	296,500	287,700	272,700	248,400
Total customer relationships (d)	6,172,600	6,201,600	6,157,200	6,191,500

Average monthly revenue per analog video customer (e)	$81.31	$77.64	$75.88	$73.94

Bundled customers (f)	2,136,900	2,064,400	1,958,200	1,795,200

Revenue Generating Units:
Analog video customers (b) (c)	5,876,100	5,913,900	5,884,500	5,943,100
Digital video customers (g)	2,889,000	2,866,400	2,796,600	2,685,600
Residential high-speed Internet customers (h)	2,375,100	2,322,400	2,196,400	2,022,200
Residential telephone customers (i)	257,600	191,100	121,500	67,800
Total revenue generating units (j)	11,397,800	11,293,800	10,999,000	10,718,700

Video Cable Services:
Analog Video:
Estimated homes passed (k)	12,640,200	12,582,100	12,519,300	12,287,500
Analog video customers (b)(c)	5,876,100	5,913,900	5,884,500	5,943,100
Estimated penetration of analog video homes passed (b) (c) (k) (l)	46%	47%	47%	48%
Average monthly analog revenue per analog video customer (m)	$38.45	$37.97	$37.66	$38.51
Analog video customers quarterly net gain (loss) (b) (c) (n)	(37,800)	29,400	(21,800)	(41,700)

Digital Video:
Estimated digital video homes passed (k)	12,557,200	12,493,100	12,427,800	12,156,300
Digital video customers (g)	2,889,000	2,866,400	2,796,600	2,685,600
Estimated penetration of digital homes passed (g) (k) (l)	23%	23%	23%	22%
Digital penetration of analog video customers (b) (c) (g) (o)	49%	48%	48%	45%
Digital set-top terminals deployed	4,130,500	4,086,900	3,981,100	3,836,600
Average incremental monthly digital revenue per digital video customer (m)	$28.96	$27.66	$26.45	$25.64
Digital video customers quarterly net gain (loss) (g) (n)	22,600	69,800	47,200	(9,000)

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	11,376,800	11,338,200	11,260,300	10,984,100
Residential high-speed Internet customers (h)	2,375,100	2,322,400	2,196,400	2,022,200
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	21%	20%	20%	18%
Average monthly high-speed Internet revenue per high-speed Internet customer (m)	$38.32	$37.33	$36.60	$37.67
Residential high-speed Internet customers quarterly net gain (h) (n)	52,700	126,000	76,400	43,800

Telephone Services:
Estimated telephone homes passed (k)	4,658,500	3,911,600	2,918,000	1,619,900
Residential telephone customers (i)	257,600	191,100	121,500	67,800
Average monthly telephone revenue per telephone customer (m)	$42.67	$43.00	$39.57	$41.26
Residential telephone customers quarterly net gain (i) (n)	66,500	69,600	31,600	12,500

After giving effect to the sale of certain non-strategic cable systems in July and the announced sale of systems scheduled to close in the third quarter of 2006, June 30, 2006 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,520,100, 2,730,000, 2,264,200, 257,600, respectively.

After giving effect to the sale of certain non-strategic cable systems in July and the announced sale of systems scheduled to close in the third quarter of 2006, March 31, 2006 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,552,200, 2,707,200, 2,212,400, 191,100, respectively.

After giving effect to the acquisition of cable systems in January 2006 and the sale of certain non-strategic cable systems in July and the announced sale of systems scheduled to close in the third quarter of 2006, December 31, 2005 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,542,100, 2,650,500, 2,106,000 and 136,000, respectively.

After giving effect to the acquisition of cable systems in January 2006 and the sale of certain non-strategic cable systems in July 2005, July 2006 and the announced sale of systems scheduled to close in the third quarter of 2006, June 30, 2005 analog video customers, digital video customers, high-speed Internet customers and telephone customers would have been 5,570,000, 2,532,300, 1,937,000, 82,600, respectively.

See footnotes to unaudited summary of operating statistics on page 7 of this Addendum.

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, at June 30, 2006, March 31, 2006, December 31, 2005 and June 30, 2005, “customers” include approximately 55,900, 48,500, 50,500 and 45,100 persons whose accounts were over 60 days past due in payment, approximately 14,300, 11,900, 14,300 and 8,200 persons whose accounts were over 90 days past due in payment and approximately 8,900, 7,800, 7,400 and 4,500 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 296,500, 287,700, 272,700 and 248,400 customer relationships at June 30, 2006, March 31, 2006, December 31, 2005 and June 30, 2005, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c) Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Average monthly revenue per analog video customer" is calculated as total quarterly revenue divided by three divided by average analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on June 30, 2006, March 31, 2006, December 31, 2005 and June 30, 2005 are approximately 8,400, 8,500, 8,600 and 9,700 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At June 30, 2006, March 31, 2006, December 31, 2005 and June 30, 2005, approximately 2,102,700, 2,055,500, 1,943,000 and 1,787,600 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(i) “Residential telephone customers” include all households receiving telephone service. As of June 30, 2006, March 31, 2006, December 31, 2005 and June 30, 2005, approximately 233,500, 170,300, 102,200 and 54,000 of these telephone customers, respectively, receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) "Average monthly revenue per customer" represents quarterly revenue for the service indicated divided by three divided by the number of customers for the service indicated during the respective quarter.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	Actual	Actual	Actual	Actual

Adjusted EBITDA from continuing and discontinued operations (a)	$519	$498	$990	$973
Less: Purchases of property, plant and equipment	(298)	(331)	(539)	(542)

Un-levered free cash flow	221	167	451	431

Less: Interest on cash pay obligations (b)	(440)	(386)	(856)	(757)

Free cash flow	(219)	(219)	(405)	(326)

Purchases of property, plant and equipment	298	331	539	542
Special charges, net	(7)	-	(10)	(4)
Other, net	(2)	(3)	(4)	(9)
Change in operating assets and liabilities	(74)	(81)	85	(22)

Net cash flows from operating activities	$(4)	$28	$205	$181

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	Pro forma (c)	Pro forma (c)	Pro forma (c)	Pro forma (c)

Adjusted EBITDA (a)	$488	$466	$930	$912
Less: Purchases of property, plant and equipment	(290)	(324)	(524)	(524)

Un-levered free cash flow	198	142	406	388

Less: Interest on cash pay obligations (b)	(424)	(379)	(830)	(746)

Free cash flow	(226)	(237)	(424)	(358)

Purchases of property, plant and equipment	290	324	524	524
Special charges, net	(7)	-	(10)	(4)
Other, net	(2)	(3)	(4)	(9)
Change in operating assets and liabilities	(74)	(81)	85	(22)

Net cash flows from operating activities	$(19)	$3	$171	$131

(a) Adjusted EBITDA is is calculated from page 1 of the addendum by taking revenue from continuing operations less operating costs and expenses from continuing operations plus adjusted EBITDA from discontinued operations. For details of the components of pro forma adjusted EBITDA, see page 2 of the addendum.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

(c) Pro forma results reflect the acquisition of cable systems in January 2006 and sales of systems in July 2005, July 2006 and the announced sale of systems scheduled to close in the third quarter of 2006, June 30, as if they occurred as of January 1, 2005 for all periods presented.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Customer premise equipment (a)	$128	$142	$258	$228
Scalable infrastructure (b)	63	47	97	89
Line extensions (c)	33	48	59	77
Upgrade/Rebuild (d)	14	12	23	22
Support capital (e)	60	82	102	126

Total capital expenditures	$298	$331	$539	$542

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS No. 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Second Quarter 2006 Earnings Release